EXHIBIT 10.9

STANDARD TERMS OF AWARDS GRANTED UNDER

THE 1-3-5 RESTRICTED STOCK PROGRAM (“PROGRAM”)

OF THE 2004 SYPRIS EQUITY PLAN (“PLAN”)

1. Awards – All “Awards” granted under this Program will be Restricted Shares subject to, and governed by, the terms of the Plan, this Program and a valid, executed Award Agreement.

2. Shares – Initially, each “Restricted Share” is one Share of the Common Stock (subject to adjustments per the Plan) which is subject to forfeiture before its Vesting Date, as set forth herein. Shares will be held by the Company until their Vesting Dates, and physically distributed to the Participant thereafter, with any legends required by applicable Rules. Participants may vote, and receive (subject to applicable Rules) cash dividends on, unvested Shares.

3. Taxes – The Participant must arrange for tax withholding in accordance with applicable Rules, to the satisfaction of the Committee, or immediately surrender then-vested Shares of equivalent market value.

4. Vesting – Thirty percent of the Award shall vest on each of its first and third anniversaries of the Grant Date, and forty percent of the Award shall vest on the fifth anniversary of the Grant Date (each anniversary, a “Vesting Date”), unless forfeited before such Vesting Date; provided that in the event of death, all unvested Awards will be immediately vested.

5. Forfeiture – Each Restricted Share will terminate, expire and be forfeited as provided in Article V of the Plan. (The Committee has sole discretion to determine whether a demotion is a “termination” of employment.)

6. Leaves of Absence – The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or on an approved leave of absence as a period of employment for purposes of the accrual of rights hereunder. Retiring after age 65 or qualifying to receive long-term disability benefits under the Company’s then-current policies shall be approved leaves of absence.

7. No Other Rights – The Awards include no other rights beyond those expressly provided in the Plan, this Program or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

8. Definitions – Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.